As filed with the Securities and Exchange Commission on December 15, 2014

Registration Statement File No. 333-101008
Registration Statement File No. 333-67379

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-101008)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-67379)

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Crown Castle International Corp.
(Exact name of registrant as specified in its charter)

Delaware	76-0470458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1220 Augusta Drive
Suite 600
Houston, TX 77057
(713) 570-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Crown Castle International Corp. 2001 Stock Incentive Plan
Crown Castle International Corp. 1995 Stock Option Plan
Castle Transmissions Services (Holdings) Ltd. All Employee Share Option Scheme
Castle Transmissions Services (Holdings) Ltd. Unapproved Share Option Scheme
Castle Transmissions Services (Holdings) Ltd. Bonus Share Plan
Castle Transmissions Services (Holdings) Ltd. Deed of Grant Options to Ted B. Miller, Jr., David L. Ivy and George R. Reese
(Full Titles of the Plans)

Jay A. Brown
Chief Financial Officer
Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, TX 77057
(713) 570-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen L. Burns Johnny G. Skumpija Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	E. Blake Hawk General Counsel Crown Castle International Corp. 1220 Augusta Drive, Suite 600 Houston, TX 77057 (713) 570-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF UNREGISTERED SECURITIES

The registrant is filing these Post-Effective Amendments No. 1 (“Post-Effective Amendments”) to the following Registration Statements on Form S-8 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission:

i.
Registration File No. 333-101008 originally covering an aggregate of 8,000,000 shares of common stock of Crown Castle International Corp. in connection with the Crown Castle International Corp. 2001 Stock Incentive Plan; and

ii.
Registration File No. 333-67379 originally covering an aggregate of 31,420,251 shares of common stock of Crown Castle International Corp. and an aggregate of 714,714 options to acquire shares of common stock of Crown Castle International Corp. in connection with the Crown Castle International Corp. 1995 Stock Option Plan, Castle Transmissions Services (Holdings) Ltd. All Employee Share Option Scheme, Castle Transmissions Services (Holdings) Ltd. Unapproved Share Option Scheme, Castle Transmissions Services (Holdings) Ltd. Bonus Share Plan and Castle Transmissions Services (Holdings) Ltd. Deed of Grant Options to Ted B. Miller, Jr., David L. Ivy and George R. Reese (collectively, together with the Crown Castle International Corp. 2001 Stock Incentive Plan, “Plans”).

In accordance with an undertaking made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that have not been sold at the termination of the offering, the registrant hereby amends the Registration Statements to deregister any remaining securities registered and unsold under the Registration Statements. The securities are being removed from registration because the registrant no longer offers or sells the securities under the Plans referenced above and in the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 15, 2014.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ W. Benjamin Moreland
Name: W. Benjamin Moreland
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ W. Benjamin Moreland	President, Chief Executive Officer and Director	December 15, 2014
W. Benjamin Moreland	(Principal Executive Officer)
/s/ Jay A. Brown	Senior Vice President, Chief Financial Officer and Treasurer	December 15, 2014
Jay A. Brown	(Principal Financial Officer)
/s/ Rob A. Fisher	Vice President and Controller	December 15, 2014
Rob A. Fisher	(Principal Accounting Officer)
/s/ J. Landis Martin	Chairman of the Board of Directors	December 15, 2014
J. Landis Martin
/s/ P. Robert Bartolo	Director	December 15, 2014
P. Robert Bartolo
/s/ Cindy Christy	Director	December 15, 2014
Cindy Christy
/s/ Ari Q. Fitzgerald	Director	December 15, 2014
Ari Q. Fitzgerald
/s/ Robert E. Garrison II	Director	December 15, 2014
Robert E. Garrison II
/s/ Dale N. Hatfield	Director	December 15, 2014
Dale N. Hatfield
/s/ Lee W. Hogan	Director	December 15, 2014
Lee W. Hogan
/s/ Edward C. Hutcheson, Jr.	Director	December 15, 2014
Edward C. Hutcheson, Jr.
/s/ John P. Kelly	Director	December 15, 2014
John P. Kelly
/s/ Robert F. McKenzie	Director	December 15, 2014
Robert F. McKenzie